Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-276278) pertaining to the Second Amended and Restated New 2022 Share Incentive Plan of NaaS Technology Inc.,

(2)	Registration Statement (Form F-3 No. 333-273515) of NaaS Technology Inc., and

(3)	Registration Statement (Form S-8 No. 333-267654) pertaining to the New 2022 Share Incentive Plan of NaaS Technology Inc.;

of our report dated May 1, 2023, with respect to the consolidated financial statements of NaaS Technology Inc. included in this Annual Report (Form 20-F) of NaaS Technology Inc. for the year ended December 31, 2023.

/s/ Ernst & Young Hua Ming LLP

Beijing, The People’s Republic of China

May 9, 2024